Exhibit 3
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment”), dated as of October 15, 2009, is made by and between I-Flow Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York Limited Liability Trust Company (as successor-in-interest to American Stock Transfer & Trust Company, a New York corporation), as rights agent (the “Rights Agent”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Rights Agreement (as defined below).
RECITALS
     WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of March 8, 2002 (the “Rights Agreement”);
     WHEREAS, on October 8, 2009, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Kimberly-Clark Corporation, a Delaware corporation, and Boxer Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent;
     WHEREAS, the Board of Directors of the Company has resolved to exempt the Merger Agreement and the Support Agreements (as defined in the Merger Agreement) from the Rights Agreement and to cause the termination of the Rights Agreement in accordance with the Merger Agreement; and
     WHEREAS, the Company and the Rights Agent are entering into this Amendment pursuant to Section 27 of the Rights Agreement to effect such exemption and termination.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing, the Company and the Rights Agent hereby agree as follows:
     Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 1.
          a. The definition of “Exempt Person” set forth in Section 1(l) of the Rights Agreement is hereby amended to read in its entirety as follows:
“(l) “Exempt Person” shall mean (i) the Company, (ii) any wholly owned Subsidiary of the Company, (iii) any employee benefit plan of the Company or of a Subsidiary of the Company, (iv) any Person holding Voting Shares for or pursuant to the terms of any such employee benefit plan and (v) Kimberly-Clark Corporation, a Delaware corporation (“Parent”), or any of its Affiliates, individually or collectively, as a result of (A) the approval, execution, delivery and/or adoption of that certain Agreement and Plan of Merger, dated as of October 8, 2009, by and among Parent, Boxer Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (as may be amended from time to time, the “Merger Agreement”) or the Support Agreements (as defined in the Merger Agreement) or the approval, execution, delivery and/or adoption of any amendment thereto; (B) the acceptance for payment or purchase by Merger Sub of Common Shares pursuant to the Offer (as defined in the Merger Agreement), as the Offer may be amended and/or extended from time to time or during any subsequent offering period in accordance with the terms of the Merger Agreement; (C) the exercise of the Top-Up Option (as defined in the Merger Agreement); (D) the consummation of any other transactions contemplated by the Merger Agreement, including, but not limited to, the Offer and the Merger (as defined in the Merger Agreement); or (E) the announcement of any of the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement.”
          b. Section 1(o) of the Rights Agreement is hereby amended to add the following sentence at the end of the definition of “15% Ownership Date”:
“Notwithstanding anything in this Agreement to the contrary, a 15% Ownership Date shall not be deemed to have occurred as a result of the occurrence of (i) the approval, execution, delivery or adoption of the Merger Agreement or the Support Agreements; (ii) the acceptance for payment or purchase by Merger Sub of Common Shares pursuant to the Offer, as the Offer may be amended and/or extended from time to time or during any subsequent offering period in accordance with the terms of the Merger Agreement; (iii) the exercise of the Top-Up Option; (iv) the consummation of any other transactions contemplated by the Merger Agreement including, but not limited to, the Offer and the Merger; or (v) the announcement of any of the Merger Agreement, the Offer, the Merger or any other transactions contemplated by the Merger Agreement (all of the events described in the foregoing clauses (i) through (v), collectively, the “Merger Events”).”
          c. Section 3(a) of the Rights Agreement is hereby amended to add the following sentence at the end of the definition of “Distribution Date”:
“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as a result of the occurrence of any one or more of the Merger Events.”
          d. Section 11(a)(ii) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, a Section 11(a)(ii) Event shall not be deemed to have occurred as a result of the occurrence of any one or more of the Merger Events.”
          e. Section 13(e) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Section 13(a) Event shall not be deemed to have occurred as a result of the occurrence of any one or more of the Merger Events.”
          f. Section 25(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, an event described in clauses (i) through (v) of this Section 25(a) shall not be deemed to have occurred as a result of the occurrence of any one or more of the Merger Events.”
     Section 2. Termination of the Merger Agreement. If for any reason the Merger Agreement is terminated, then this Amendment shall be of no further force and effect and the Rights Agreement shall remain exactly the same as it existed immediately prior to the effectiveness of this Amendment.
     Section 3. Termination of the Rights Agreement. Effective as of the Effective Time (as defined in the Merger Agreement), the Rights Agreement shall be terminated and be of no further force and effect.
     Section 4. Effectiveness. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. Except as amended by this Amendment, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.
     Section 5. Severability. If any term, provision or covenant of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the provisions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     Section 6. Counterparts. This Amendment may be executed by facsimile and in two or more counterparts each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
     Section 7. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.
     Section 8. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (other than those representing Rights that have become null and void) any legal or equitable right, remedy or claim under this Amendment, and this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and such registered holders of the Rights Certificates and certificates for Common Shares representing Rights.
     Section 9. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and performed entirely within such state, expect as to the rights and obligations of the Rights Agent which shall be governed by and construed in accordance with the laws of the State of New York.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

I-FLOW CORPORATION
By:	/s/ James R. Talevich
	Name:	James R. Talevich
	Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC
By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President

[Signature Page to Amendment No. 1 to Rights Agreement]